1 Fountain Square Chattanooga, TN 37402 www.unum.com FOR IMMEDIATE RELEASE Contacts MEDIA Jim Sabourin 423 294 6043 INVESTORS Tom White 423 294 8996 news Unum elects Susan L. Cross to board of directors CHATTANOOGA, Tenn. (Feb. 25, 2019) – Unum Group (NYSE: UNM) announced today that Susan L. Cross, the former executive vice president and global chief actuary at XL Group Ltd (now AXA XL) in Bermuda, has been elected to serve as a director of the company. At XL, Cross developed and led actuarial and analytical functions in support of global growth and strategy. During her tenure, she realigned actuarial functions to build collaborative focus on business goals, established a predictive analytics unit, and advised on complex mergers and acquisitions. Cross was a founding member of XL’s enterprise risk committee. “We are very fortunate to have Susan bring her experience in the global insurance industry to our board,” said Kevin Kabat, chairman of the board of Unum Group. “Her expertise in this competitive and complex market will make her a valuable voice for Unum Group and our board.” Cross served as executive vice president and global chief actuary at XL from August 2008 until September 2018, and before that served as global chief actuary beginning in 2006. She served as chief actuary of XL’s reinsurance operations from 2004 to 2006, and held various actuarial positions in XL’s insurance and reinsurance operations after joining the company in 1999. Prior to joining XL, Cross was a principal and consulting actuary at Tillinghast-Towers Perrin. As a member of the Unum Group board, Cross will serve on the audit committee and the risk and finance committee. Cross has been named among the 100 Influential Women in Re/Insurance by Intelligent Insurer in 2015; 40 Influential Women in Reinsurance by Intelligent Insurer in 2014; and Women to Watch by Business Insurance in 2008. She is a fellow of the Casualty Actuarial Society, a member of the American Academy of Actuaries, and an associate of the Society of Actuaries. She received her bachelor’s degree in mathematics from the University of Maryland. UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

# # # About Unum Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its businesses are Unum US, Colonial Life, Unum UK, and Unum Poland. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.6 billion in 2018 and provided nearly $7 billion in benefits. For more information, connect with us on Facebook, Twitter and LinkedIn. 2 UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.